Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces the Redemption of All Remaining 8.625% Senior Secured Notes Due 2020

HOUSTON, TEXAS — February 16, 2017 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) announced today that it accepted and has repurchased $289.2 million of its outstanding 8.625% Senior Secured Notes due 2020 (the “2020 Notes”), through a tender offer, and has $2.1 million aggregate principal amount of the 2020 Notes that remain subject to repurchase pursuant to the guaranteed delivery procedures, and will redeem all remaining outstanding 2020 Notes. The remaining $410.8 million of 2020 Notes will be repurchased through the guaranteed delivery procedures or redeemed at a price of 104.313% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.  The redemption date is expected to be March 20, 2017.

Halcón used a portion of the net proceeds from its previously announced private placement of $850 million 6.75% Senior Notes due 2025 to fund the repurchase of the tendered 2020 Notes and will use the remaining net proceeds to redeem the 2020 Notes and for general corporate purposes, including to repay borrowings under the Company’s senior revolving credit facility.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the 2020 Notes. Such notice is being made in accordance with the provisions of such indenture.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Statements regarding our pending acquisitions and divestitures are forward-looking statements; there can be no guarantee that these transactions close on the timeframe described herein or that they close at all.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.